Exhibit 99.1
Contact: Michele Harrison
Vice President, Investor Relations (314-633-4282)
Panera Bread Reports Q1 EPS of $0.82, up 44% over Q1 2009,
on a 10.0% Company-Owned Comparable Bakery-Cafe Sales Increase
HIGHLIGHTS
- March 2010 Company-owned comparable bakery-cafe sales up 12.7%
- April 2010 (27 days to date) Company-owned comparable bakery-cafe sales up 10.3%
- April 2010 (27 days to date) Franchise-operated comparable bakery-cafe sales up 10.4%
- Q1 2010 operating margin up 260 bps over Q1 2009
- Q2 2010 EPS target at $0.81 to $0.83 (up 25% to 28% versus Q2 2009)
- FY 2010 EPS target at $3.40 to $3.44 (up 22% to 24% versus FY 2009)
St. Louis, MO, April 27, 2010 — Panera Bread Company (Nasdaq: PNRA) today reported net income of $26 million, or $0.82 per diluted share, for the 13 weeks of the first quarter ended March 30, 2010. These results include no impact from share repurchases under the Company’s $600 million share repurchase approval because the Company did not repurchase shares during the first quarter of fiscal 2010. The first quarter of fiscal 2010 results compare to net income of $17 million, or $0.57 per diluted share, for the 13 weeks of the first quarter ended March 31, 2009, and represent a 44% year-over-year increase in diluted earnings per share. This 44% year-over-year increase in the first quarter of fiscal 2010 diluted EPS comes on top of a 39% increase in year-over-year diluted EPS in the first quarter of fiscal 2009.
The Company’s fiscal first quarter consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	March 30, 2010	March 31, 2009	Change

Total revenue	$364,210	$320,709	14%
Net income	$25,845	$17,432	48%
Diluted earnings per share	$0.82	$0.57	44%
Shares used in diluted EPS	31,521	30,737
First Quarter Fiscal 2010 Results and Business Review
Comparable Bakery-Cafe Sales Growth
Company-owned comparable bakery-cafe sales in the first quarter of fiscal 2010 increased 10.0% versus the comparable period in fiscal 2009. Company-owned comparable bakery-cafe sales increased 9.5%, 8.1%, and 12.7% in the fiscal 2010 monthly periods of January, February and March, respectively, versus the comparable periods in fiscal 2009. Franchise-operated comparable bakery-cafe sales increased 9.2% in the first quarter of fiscal 2010 versus the comparable period in fiscal 2009 (9.3% in January, 6.9% in February and 12.1% in March). As a result, system-wide comparable bakery-cafe sales increased 9.5% in the first quarter of fiscal 2010 versus the comparable period in fiscal 2009 (9.4% in January, 7.4% in February and 12.4% in March).

The Company-owned comparable bakery-cafe sales increase of 10.0% in the first quarter of fiscal 2010 included the following year-over-year components: transaction growth of 3.5% and average check growth of 6.5%. Average check growth in turn was comprised of retail price increases of approximately 2.0% and mix impact of approximately 4.5%. A schedule of comparable bakery-cafe sales information is attached as Schedule III.
Operating Margin Improvement
In the first quarter of fiscal 2010, the Company generated operating margin improvement of approximately 260 basis points compared to the first quarter of fiscal 2009, driven primarily by leverage from comparable bakery-cafe sales increases. This is the eighth straight quarter of operating margin expansion of 100 basis points or greater.
New Unit AWS and Development
In the first quarter of fiscal 2010, average weekly sales (“AWS”) for Company-owned new units was $56,113 compared to $41,922 in the first quarter of fiscal 2009. A schedule of the Company’s first quarter fiscal 2010 AWS is attached as Schedule II.
During the first quarter of fiscal 2010, the Company and its franchisees opened eight new bakery-cafes system-wide, resulting in 1,388 bakery-cafes open system-wide as of March 30, 2010. The breakdown of Company-owned and franchise-operated bakery-cafes are as follows:

	Company-	Franchise-	Total
	owned	operated	System

Bakery-cafes as of December 29, 2009	585	795	1,380
Bakery-cafes opened	3	5	8
Bakery-cafes closed	—	—	—

Bakery-cafes as of March 30, 2010	588	800	1,388

Second Quarter 2010 Outlook
Second Quarter Fiscal 2010 Targets
Diluted EPS Target
For the second quarter of fiscal 2010, the Company is targeting earnings per diluted share of $0.81 to $0.83 versus $0.65 per diluted share in the second quarter of fiscal 2009. If the Company meets this target, diluted earnings per share will grow 25% to 28% in the second quarter of fiscal 2010 versus the comparable period in fiscal 2009. If the Company is able to deliver 25% to 28% diluted earnings per share growth in the second quarter of fiscal 2010, this will be on top of 25% year-over-year diluted earnings per share growth in the second quarter of fiscal 2009.
This second quarter of fiscal 2010 diluted earnings per share target includes the following key assumptions:

Comparable Bakery-Cafe Sales Growth
The Company’s second quarter fiscal 2010 Company-owned comparable bakery-cafe sales growth is targeted at 8.5% to 9.5% versus the comparable period in fiscal 2009. The assumptions underlying this comparable bakery-cafe sales growth target for the second quarter are transaction growth of approximately 2.0% to 3.0% and average check growth of approximately 6.5%, with average check growth consisting of approximately 2.5% price and 3.5% to 4.5% mix impact on average check.
The Company announced today Company-owned comparable bakery-cafe sales in the first twenty-seven days of the second quarter of fiscal 2010 were up approximately 10.3% versus the comparable period in fiscal 2009, while franchise-operated comparable bakery-cafe sales were up approximately 10.4% during the same period.
Operating Margin Improvement
In the second quarter of fiscal 2010, the Company is targeting 125 to 175 basis points of improvement in operating margin.
New Unit AWS and Development
The Company is targeting approximately 14 to 16 system-wide new unit openings in the second quarter of fiscal 2010 with average weekly sales for Company-owned new units consistent with its full year target of $36,000 to $38,000.
Full Year Fiscal 2010 Targets
Confirming Full Year Fiscal 2010 Targets
Diluted EPS Target
The Company is reaffirming its target earnings per diluted share of $3.40 to $3.44 announced on April 20, 2010. If the Company meets its target, it would generate diluted earnings per share growth of 22% to 24% in fiscal 2010. This is an increase from the Company’s prior full year fiscal 2010 earnings per diluted share target of $3.26 to $3.34. This increase in the fiscal 2010 target is based on the Company’s greater confidence in its expectations for the strength of Company-owned comparable bakery-cafe sales growth.
The fiscal 2010 diluted earnings per share target assumes the following key assumptions:
Comparable Bakery-Cafe Sales Growth
The Company’s fiscal 2010 target assumes Company-owned comparable bakery-cafe sales growth of 6.5% to 7.5% versus fiscal 2009. This target assumes transaction growth of between 1.5% and 2.5% and average check growth of approximately 5%.

Operating Margin Improvement
The Company is now targeting approximately 100 to 150 basis points of improvement in operating margin for fiscal 2010.
New Unit AWS and Development
The Company continues to target approximately 80 to 90 system-wide new unit openings for fiscal 2010 with average weekly sales for Company-owned new units of $36,000 to $38,000.
Concluding Comment
Chairman and Chief Executive Officer Ron Shaich commented, “Our 10.0% Company-owned comparable bakery-cafe sales in Q1 2010, fueled by 12.7% comps in March, drove EPS growth of 44% in Q1 2010. Importantly, this comes on top of a 39% increase in EPS in Q1 2009. Taken together, these results speak to the strength of our concept and the validity of the strategy we’ve executed over the past few years to invest in our business for the benefit of our guests despite the recession.”
Shaich continued, “The 10.3% comparable bakery-cafe sales we generated in the first 27 days of Q2 (April fiscal period) gives us the confidence to target Q2 EPS up 25% to 28% and full year EPS up 22% to 24%.”
Shaich added, “Tomorrow will be the 71st consecutive Earnings Call I have hosted as the CEO of our Company. As we announced last year, I will become Executive Chairman and Bill Moreton, our co-COO, will become our CEO on May 13, 2010. As I look back on the nearly 30 years since I co-founded this Company, I am pleased that we’ve been able to deliver for those shareholders who believed in our vision. I am pleased that our long-term investors have been rewarded with the strongest stock performance of any public restaurant company when measured over the last decade and the second best stock performance of any consumer discretionary company when measured over that same decade. As well, I have a deep sense of pride that we’ve been able to create a company that has enriched the lives of our team members and improved the quality of life in the almost 1,400 communities in which we operate. The fact that our brand now generates in excess of $2.8 billion in system-wide sales and is today the 8th largest publicly held restaurant company in the country (as measured by market cap) confirms our core belief that ever-increasing numbers of people will seek out artisan quality bread and food served in an engaging environment by people who care. Indeed, the 6 million customers Panera serves system-wide each week are a testament to the power of our three decade long commitment to build America’s premier specialty food brand.”
Shaich concluded, “As I look to the future, I am confident that consumers will continue to respond to Panera and the quality of its food, its environment and its people and believe that we have in place the concept, the strategy and the leadership to deliver extraordinary customer satisfaction, competitive advantage and sustained earnings growth well into the future.”

Notes:
The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, April 28, 2010 to discuss first quarter fiscal 2010 results, preliminary comparable bakery-cafe sales results for the first twenty-seven days of the second quarter of fiscal 2010, and full year and second quarter fiscal 2010 targets and business outlook. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.
We include in this release information on Company-owned, franchise-operated and system-wide comparable bakery-cafe sales percentages. Company-owned comparable bakery-cafe sales percentages are based on sales from Company-owned bakery-cafes included in our base store bakery-cafes. In fiscal 2010 we modified the method by which we determine bakery-cafes included in our comparable bakery-cafe sales percentages to include those bakery-cafes with an open date prior to the first day of our prior fiscal year. Previously, comparable bakery-cafe sales percentages were based on bakery-cafes that had been in operation for 18 months. Similarly, for fiscal 2010, franchise-operated bakery-cafes include only those bakery-cafes with an open date prior to the first day of our prior fiscal year. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and such acquisition occurred prior to the first day of our prior fiscal year. Comparable bakery-cafe sales exclude closed locations. For the first quarter of fiscal 2010, the above described change had a favorable impact of 9 basis points to our reported Company-owned comparable bakery-cafe sales percentage and an unfavorable impact of 24 basis points to our franchise-operated bakery-cafe sales percentage.
Comparable bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable bakery-cafe sales as defined or used by other companies. We do not record franchise-operated bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated bakery-cafe sales, as reported by franchisees. We use franchise-operated and system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. We believe franchise-operated and system-wide sales information is useful in assessing consumer acceptance of our brand; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives which our franchisees also contribute based on a percentage of their sales; and provides information that is relevant for comparison within the industry.
Panera Bread Company owns and franchises 1,388 bakery-cafes as of March 30, 2010 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment.

With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across this country and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com.
Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipate”, and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our Securities and Exchange Commission reports, including our Form 10-K for the year ended December 29, 2009 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 30, 2010	March 31, 2009
Revenues:
Bakery-cafe sales	$312,500	$272,882
Franchise royalties and fees	20,863	18,627
Fresh dough sales to franchisees	30,847	29,200

Total revenue	364,210	320,709
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$90,311	80,991
Labor	100,682	89,541
Occupancy	24,389	23,272
Other operating expenses	39,535	36,180

Total bakery-cafe expenses	254,917	229,984
Fresh dough cost of sales to franchisees	24,835	24,779
Depreciation and amortization	17,009	16,419
General and administrative expenses	25,012	20,401
Pre-opening expenses	276	340

Total costs and expenses	322,049	291,923

Operating profit	42,161	28,786
Interest expense	168	166
Other (income) expense, net	307	(318)

Income before income taxes	41,686	28,938
Income taxes	15,841	10,911

Net income	25,845	18,027
Less: net income attributable to noncontrolling interest	—	595

Net income attributable to Panera Bread Company	$25,845	$17,432

Earnings per common share attributable to Panera Bread Company:
Basic	$0.83	$0.57

Diluted	$0.82	$0.57

Weighted average shares of common and common equivalent shares outstanding:
Basic	31,170	30,388

Diluted	31,521	30,737

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	March 30, 2010	March 31, 2009
Revenues:
Bakery-cafe sales	85.8%	85.1%
Franchise royalties and fees	5.7	5.8
Fresh dough sales to franchisees	8.5	9.1

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.9%	29.7%
Labor	32.2	32.8
Occupancy	7.8	8.5
Other operating expenses	12.7	13.3

Total bakery-cafe expenses	81.6	84.3
Fresh dough cost of sales to franchisees (2)	80.5	84.9
Depreciation and amortization	4.7	5.1
General and administrative expenses	6.9	6.4
Pre-opening expenses	0.1	0.1

Total costs and expenses	88.4	91.0

Operating profit	11.6	9.0
Interest expense	—	0.1
Other (income) expense, net	0.1	(0.1)

Income before income taxes	11.4	9.0
Income taxes	4.3	3.4

Net income	7.1%	5.6%
Less: net income attributable to noncontrolling interest	—	0.2

Net income attributable to Panera Bread Company	7.1%	5.4%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

	Historical System-Wide AWS
	2009	2008	2007	2006
AWS	$39,926	$39,239	$38,668	$39,150

	2010 Company-Owned AWS By Year Opened				Year-Over-Year Change in Company-Owned AWS
	2010	2009	2008 Opens &		2009 Opens	2008 Opens
	Opens	Opens	Prior	Total	(a)	& Prior	AWS Total
Bakery-Cafes	3	30	555	588
Q1 10	$56,113	$37,384	$41,193	$41,040	-10.8%	10.2%	9.8%
Q2 10
Q3 10
Q4 10
2010 YTD	$56,113	$37,384	$41,193	$41,040	-10.8%	10.2%	9.8%

(a) Change in Company-owned AWS in 2010 from 2009 compares 30 bakery-cafes in 2010 against 4 bakery-cafes at the end of the first quarter of 2009.

	2010 Franchise-Operated AWS By Year Opened				Year-Over-Year Change in Franchise-Operated AWS
	2010	2009	2008 Opens &		2009 Opens	2008 Opens
	Opens	Opens	Prior	Total	(b)	& Prior	AWS Total
Bakery-Cafes	5	39	756	800
Q1 10	$44,220	$36,610	$42,927	$42,620	4.6%	9.5%	8.8%
Q2 10
Q3 10
Q4 10
2010 YTD	$44,220	$36,610	$42,927	$42,620	4.6%	9.5%	8.8%

(b)	Change in Franchise-operated AWS in 2010 from 2009 compares 39 bakery-cafes in 2010 against 10 bakery-cafes at the end of the first quarter of 2009.

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 10	3	5	8	Q1 09	4	10	14
Q2 10				Q2 09	4	10	14
Q3 10				Q3 09	9	10	19
Q4 10				Q4 09	13	9	22
2010 YTD	3	5	8	2009 YTD	30	39	69

AWS	— average weekly sales for the time periods indicated.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4 weeks	For the 5 weeks	For the 4 weeks	For the 13 weeks
	ended	ended	ended	ended
	January 26, 2010	March 2, 2010	March 30, 2010	March 30, 2010
Company-owned	9.5%	8.1%	12.7%	10.0%
Franchise-operated	9.3%	6.9%	12.1%	9.2%
System-wide	9.4%	7.4%	12.4%	9.5%
Company-owned comparable bakery-cafe sales percentages are based on sales from Company-owned bakery-cafes included in our base store bakery-cafes. In fiscal 2010 we have modified the method by which we determine bakery-cafes included in our comparable bakery-cafe sales percentages to include those bakery-cafes with an open date prior to the first day of our prior fiscal year. Previously, comparable bakery-cafe sales percentages were based on bakery-cafes that had been in operation for 18 months. Similarly, for fiscal 2010, franchise-operated bakery-cafes include only those bakery-cafes with an open date prior to the first day of our prior fiscal year. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and such acquisition date occurred prior to the first day of our prior fiscal year. Comparable bakery-cafe sales exclude closed locations. For the first quarter of fiscal 2010, the above described change had a favorable impact of 9 basis points to our reported Company-owned comparable bakery-cafe sales percentage and an unfavorable impact of 24 basis points to our franchise-operated bakery-cafe sales percentage.